UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

CITRINE GLOBAL, CORP.

(Name of Registrant as Specified In Its Charter)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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CITRINE GLOBAL, CORP.

5 Golden Beach, Ceasarea Israel

+ (972) 9 855 1422

INFORMATION STATEMENT

PURSUANT TO SECTION 14

OF THE SECURITIES EXCHANGE ACT OF 1934

AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE NOT REQUESTED TO SEND US A PROXY

This Information Statement has been mailed on or about _____, 2024 to the stockholders of record on March 22, 2024 (the “Record Date”) of Citrine Global, Corp., a Delaware corporation (the “Corporation”), in connection with certain actions to be taken by the written consent of the majority of the stockholders (the “Majority Stockholders”) of the Corporation, dated March 12, 2024. The actions to be taken pursuant to the written consent shall be taken on or about ________, 2024, twenty (20) days after the mailing of this information statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.

By Order of the Board of Directors,

By:	/s/ Ora Elharar Soffer
Name:	Ora Elharar Soffer
Title:	Chairperson of the Board and Chief Executive Officer

NOTICE OF ACTION TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF THE MAJORITY STOCKHOLDERS DATED MARCH 12, 2024 IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS,

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the following action will be taken pursuant to a written consent of the Majority Stockholders dated March 12, 2024, in lieu of a special meeting of the stockholders. The action described in #1 below with respect to the amendment to the Corporation’s Certificate of Incorporation will be taken on or about _______, 2024:

1.	To Amend the Corporation’s Certificate of Incorporation, as amended, to:

(a)	increase the number of authorized shares of common stock, par value $.0001 per share (the “Common Stock”), of the Corporation from one billion five hundred (1,500,000,000) shares to two billion (2,000,000,000) shares; and

(b)	authorize the designation of ten million (10,000,000) shares of “blank check” preferred stock, par value $.0001per share (the “Preferred Stock”).

2.	To approve an amendment to our Certificate of Incorporation to effect a reverse stock split of the Common Stock, by a ratio of no less than one to ten (1:10) and no more than one to seven hundred (1:700), with the exact ratio to be determined by the Corporation’s Board of Directors (the “Board”), in its sole discretion (the “Stock Split”).

OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, the Corporation’s authorized capitalization consisted of one billion five hundred (1,500,000,000) shares of Common Stock, of which 1,044,074,409shares were issued and outstanding as of the Record Date. Holders of Common Stock of the Corporation have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.

Each share of Common Stock entitles its holder to one (1) vote on each matter submitted to the stockholders. However, because stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as at the Record Date have voted in favor of the foregoing proposals by written consent dated March 12, 2024, having sufficient voting power to approve such proposals through their ownership of capital stock, no other stockholder consents will be solicited in connection with this Information Statement.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the stockholders. The Corporation anticipates that the actions contemplated herein will be effected on or about the close of business on ______, 2024.

The Corporation has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

AMENDMENT OF THE ARTICLES OF INCORPORATION, AS AMENDED

On February 22, 2024, the Board (the “Board”) of the Corporation approved an amendment, subject to shareholder approval, to the Corporation’s Certificate of Incorporation, as amended, to (a) increase the number of authorized shares of Common Stock from one billion five hundred (1,500,000,000)1 shares to two billion shares (2,000,000,000) and to authorize the creation of ten million (10,000,000) shares of “blank check” Preferred Stock and (b) authorize the Stock Split. On March 12, 2024, the Majority Stockholders approved the resolutions authorized by the Board. The Corporation currently has authorized capital stock of one billion five hundred (1,500,000,000) common shares and approximately 1,065,799,409 shares of Common Stock are outstanding as of the Record Date. The Board believes that the increase in authorized common shares and the authorization of Preferred Stock would provide the Corporation greater flexibility with respect to the Corporation’s capital structure for such purposes as additional equity financing, and stock-based acquisitions. The Corporation anticipates that the “blank check” Preferred Stock will be designated into classes as deemed appropriate by the Corporation in the future. Although the Corporation is presently in discussions with potential investors regarding a future financing, there has been no agreement as to the type, amount or terms of such financing.

CREATION OF BLANK CHECK PREFERRED STOCK

The amendment to the Corporation’s Certificate of Incorporation, as amended, will create ten million (10,000,000) authorized shares of “blank check” Preferred Stock. The term “blank check” refers to preferred stock, the creation and issuance of which is authorized in advance by the stockholders and the terms, rights and features of which are determined by the Board upon issuance. The authorization of such blank check preferred stock would permit the Board to authorize and issue Preferred Stock from time to time in one or more series.

Subject to the provisions of the Corporation’s Certificate of Incorporation, as amended, and the limitations prescribed by law, the Board would be expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and constituting of any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Board would be required to make any determination to issue shares of Preferred Stock based on its judgment as to the best interests of the Corporation and its stockholders. The amendment to the Certificate of Incorporation, as amended, would give the Board flexibility, without further stockholder action, to issue Preferred Stock on such terms and conditions as the Board deems to be in the best interests of the Corporation and its stockholders.

The amendment will provide the Corporation with increased financial flexibility in meeting future capital requirements by providing another type of security in addition to its Common Stock, as it will allow Preferred Stock to be available for issuance from time to time and with such features as determined by the Board for any proper corporate purpose. It is anticipated that such purposes may include the issuance of Preferred Stock for cash as a means of obtaining capital for use by the Corporation, or issuance as part or all of the consideration required to be paid by the Corporation for acquisitions of other businesses or assets.

Any issuance of Preferred Stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the Corporation by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of the Corporation. Shares of voting or convertible Preferred Stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of the Corporation by means of a tender offer, proxy contest, merger or otherwise. The ability of the Board to issue such additional shares of Preferred Stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Corporation by tender offer or other means. Such issuance could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such additional shares of Preferred Stock to persons friendly to the Board could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

While the amendment may have anti-takeover ramifications, the Board believes that the financial flexibility offered by the amendment outweighs any disadvantages. To the extent that the amendment may have anti-takeover effects, the amendment may encourage persons seeking to acquire the Corporation to negotiate directly with the Board enabling the Board to consider the proposed transaction in a manner that best serves the stockholders’ interests.]2

INCREASE IN AUTHORIZED COMMON STOCK

The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. However, because holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Corporation, the issuance of additional shares of Common Stock will reduce the current stockholders’ percentage ownership interest in the total outstanding shares of Common Stock. This amendment and the creation of additional shares of authorized common stock will not alter the current number of issued shares. The relative rights and limitations of the shares of Common Stock will remain unchanged under this amendment.

As of the Record Date, a total of 1,044,074,409shares of the Corporation’s currently authorized one billion five hundred (1,500,000,000) shares of Common Stock are issued and outstanding. The increase in the number of authorized but unissued shares of Common Stock would enable the Corporation, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Corporation’s stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Corporation more difficult. For example, additional shares could be issued by the Corporation so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Corporation, even if the persons seeking to obtain control of the Corporation offer an above-market premium that is favored by a majority of the independent shareholders. Similarly, the issuance of additional shares to certain persons allied with the Corporation’s management could have the effect of making it more difficult to remove the Corporation’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Corporation has no plans or proposals to adopt other provisions or enter into other arrangements, except as disclosed, that may have material anti-takeover consequences. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Corporation, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

2 INTERNAL: Company to confirm / update.

STOCK SPLIT

The reverse stock split will become effective by the filing of a Certificate of Amendment to the Certificate of Incorporation (the “Certificate of Amendment”) to be filed with the Secretary of State of the State of Delaware in the form as set forth as Exhibit A to this information statement. The Certificate of Amendment will become effective, at such future date as determined by the Board, upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware (which we refer to as the “Effective Time”).

The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the Delaware General Corporation Law and as the Board deems necessary and advisable to effect the reverse stock split.

A brief description of the stock split is set out below.

Purpose of the Reverse Stock Split

As of March 13, 2024, the Common Stock closed at $0.0153 per share on the OTC Markets. Reducing the number of outstanding shares of Common Stock should, absent other factors, generally increase the per share market price of the common stock. Although the intent of the reverse stock split is to increase the price of the Common Stock, there can be no assurance that even if the reverse stock split is effected the bid price of the Common Stock will increase.

In addition, the Corporation believes the stock split will make its Common Stock more attractive to a broader range of investors, as it believes that the current market price of the Common Stock may prevent certain institutional investors, professional investors, and other members of the investing public from purchasing stock. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Furthermore, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher. The Company believes that the reverse stock split will make the Common Stock a more attractive and cost-effective investment for many investors, which in turn may enhance the liquidity of the holders of the Common Stock.

Principal Effects of the Reverse Stock Split

Reducing the number of outstanding shares of the Common Stock through the reverse stock split is intended, absent other factors, to increase the per share market price of the Common Stock. However, other factors, such as our financial results, market conditions, and the market perception of our business may adversely affect the market price of the Common Stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of the Common Stock will increase following the stock split or that the market price of the Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of the Common Stock after the stock split will increase in proportion to the reduction in the number of shares of the Common Stock outstanding before the reverse stock split. Accordingly, the total market capitalization of the Common Stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split.

If we implement the reverse stock split, we will file the Certificate of Amendment with the Delaware Secretary of State, which will result in the number of shares of Common Stock held by each stockholder being reduced to a number of shares of Common Stock determined by dividing the number of shares held immediately before the reverse stock split by a number between 10 and 700 as determined by the Board, and then rounding up to the nearest whole share of respective Common Stock. The reverse stock split would not affect any stockholder’s percentage ownership interests in the Corporation or proportionate voting power, except to the extent that interests in fractional shares would be rounded up to the nearest whole share. Pursuant to the Delaware General Corporation Law, the reverse stock split only impacts outstanding shares and not authorized shares unless the Certificate of Amendment by its terms also decreases the authorized shares, which the Certificate of Amendment does not.

Authorized Shares/Corporate Matters. We are currently authorized to issue 1,500,000,000 shares of Common Stock. The reverse stock split would have the following effects on the number of shares of Common Stock outstanding on the Record Date:

●	in a 1-for-10 reverse stock split, every ten (10) shares of Common Stock owned by a stockholder would be exchanged for one (1) share; the number of shares of Common Stock issued and outstanding will be reduced from 1,044,074,409shares to approximately 104,407,441 shares;

●	in a 1-for-100 reverse stock split, every one hundred (100) shares of Common Stock owned by a stockholder would be exchanged for one (1) share; and the number of shares of Common Stock issued and outstanding will be reduced from 1,044,074,409shares to approximately 10,440,745 shares; and

●	in a 1-for-700 reverse stock split, every seven hundred (700) shares of Common Stock owned by a stockholder would be exchanged for one (1) share; and the number of shares of Common Stock issued and outstanding will be reduced from 11,044,074,409shares to approximately 1,491,535 shares.

The additional shares of Common Stock that would become available for issuance if the reverse stock split is implemented could be used by our Board for capital raises or to oppose a hostile takeover attempt or delay or prevent changes of control or changes in or removal of the Board, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.

The following table contains approximate information relating to our Common Stock under the minimum and maximum ratios of the reverse stock split as it relates to the total number of authorized Common Stock, based on share information as of the Record Date, without giving effect to the treatment of fractional shares.

	Current	After Reverse Split if 1:10 is Selected and Increase in authorized Common Stock is approved	After Reverse Split if 1:100 is Selected and Increase in authorized Common Stock is approved	After Reverse Split if 1:700 is Selected and Increase in authorized Common Stock is approved
Number of authorized shares of Common Stock	1,500,000,000	2,000,000,000	2,000,000,000	2,000,000,000
Number of issued and outstanding shares of Common Stock	1,044,074,409	104,407,441	10,440,175	1,491,535
Shares of Common Stock Reserved for Future Issuances but not issued and outstanding	191,327,800	19,132,780	1,913,278	273,325
Shares available for future issuance	264,597,791	1,876,459,779	1,987,646,547	1,998,235,140

Effect on Market Price of our Common Stock. The immediate effect of the reverse stock split would be to reduce the number of shares of the outstanding Common Stock and to potentially increase the trading price of such Common Stock. However, the effect of any effected Reverse Stock Split upon the market price of the Common Stock cannot be predicted. There can be no assurance that the trading price of the Common Stock after the reverse stock split will rise in proportion to the reduction in the number of shares of the Common Stock outstanding as a result of the Reverse Stock Split or remain at an increased level for any period. The trading price of the Common Stock may change due to a variety of other factors, including those related to business and general market conditions.

Dilution. You may also experience future potential substantial dilution of your percentage of ownership of in our Common Stock as a result of this reverse stock split. While the reverse stock split itself does not result in dilution (except with respect to the roundup of fractional shares as discussed below), it makes available to us a substantial number of shares for future transactions, the consummation of which could result in substantial dilution.

Fractional Shares. No scrip or fractional share certificates will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio of the reverse stock split, will be entitled, upon surrender of certificate(s) representing these shares, to a number of shares rounded up to the nearest whole number and, accordingly, no money will be paid for a fractional share.

Options and Warrants. Holders of options, warrants and convertible notes to purchase shares of Common Stock, who upon exercise of their options or warrants would otherwise be entitled to receive fractional shares because they hold options or warrants which upon exercise would result in a number of shares of Common Stock not evenly divisible by the exchange ratio of the reverse stock split, will receive a number of shares of Common Stock rounded up to the nearest whole number. The exercise price of any such securities would correspondingly increase as a result of the reverse stock split.

Accounting Matters. The par value per share of the Common Stock would remain unchanged after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on the balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of the Common Stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Other Effects on Outstanding Shares. If the reverse stock split is implemented, the rights and preferences of the outstanding shares of the Common Stock would remain the same after the Reverse stock split. Each share of Common Stock issued pursuant to the reverse stock split would be fully paid and non-assessable. The reverse stock split would result in some stockholders owning “odd-lots” of less than 100 shares of the Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

United States Federal Income Tax Consequences of the Reverse Stock Split.

The following is a summary of certain material U.S. federal income tax consequences of the reverse stock split to a stockholder (hereinafter a “U.S. stockholder”) that is a “United States person,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”). It does not purport to be a complete discussion of all of the possible U.S. federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, and tax-exempt entities. In addition, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our shares through such entities. The discussion below is based on the provisions of the U.S. federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively.

This summary also assumes that the shares held by the stockholder prior to the reverse stock split (“Old Shares”) were, and the shares owned by the stockholders immediately after the Reverse stock split (“New Shares”) will be, owned as “capital assets,” as defined in the Code (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. The discussion below regarding the U.S. federal income tax consequences of the Reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder is urged to consult with his or her own tax advisor with respect to the tax consequences of the reverse stock split.

No gain or loss should be recognized by a U.S. stockholder upon such stockholder’s exchange (or deemed exchange) of Old Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis (and the holding period) of the New Shares received in the reverse stock split should be the same as such stockholder’s aggregate tax basis (and holding period) in the Old Shares being exchanged. Special tax basis and holding period rules may apply to holders that acquired different blocks of stock at different prices or at different times. Holders should consult their own tax advisors as to the applicability of these special rules to their particular circumstances.

Procedure for Effecting a Reverse stock split and Exchange of Stock Certificates

As soon as practicable after the Effective Time, stockholders will be notified that the reverse stock split has been effected. Such notification may be in the form of a Current Report filed with the Securities and Exchange Commission. As of the Effective Time of the reverse stock split, each certificate representing shares of the Common Stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of the Common Stock resulting from the reverse stock split, except that holders of un-exchanged shares would not be entitled to receive any dividends or other distributions payable by us after the Effective Time until they surrender their old stock certificates for exchange. All shares, underlying options, and other securities would also be automatically adjusted at the Effective Time.

If we elect to exchange stock certificates, we expect that our transfer agent, Worldwide Stock Transfer, LLC, will act as an exchange agent for purposes of implementing the exchange of stock certificates. In such event, as soon as practicable after the Effective Time, stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their certificates. No new certificates would be issued to a stockholder until such stockholder has surrendered the outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split rounded up to the nearest whole share.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of our officers and directors, nor any of their associates, have any interest in the actions approved by our stockholders and described in this Information Statement except in their capacity as holders of our common stock (which interest does not differ from that of the other holders of such our common stock).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 19, 2024, there were 1,044,074,409shares of Common Stock, par value $.0001 outstanding. The following table sets forth certain information regarding the beneficial ownership of our common stock as of [●]:

-	all directors and
-	each person (including any “group”) who is known by us to be the beneficial owner of more than five percent (5%) of the outstanding common stock.

The number of shares beneficially owned by each director or executive officer is determined under rules of the Securities and Exchange Commission (“SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power. In addition, beneficial ownership includes any shares that the individual has the right to acquire within sixty (60) days. Unless otherwise indicated, each person listed below has sole investment and voting power (or shares such powers with his or her spouse).

Name of Beneficial owner	Common Stock Beneficially owned		Percentage of Como Stock Owned
Principal Shareholders
Citrine Investment & Holdings Ltd.	402,512,771(	1)	37.8%
Beezz Home Technologies Ltd.	65,851,526(	2)	6.18%
Directors and Executive Officers
Ora Elharar Soffer	374,524,613(	3)	34.3%
Ilanit Halperin	12,407,731(	4)	1.2%
David Kretzmer	1,624,578(	5)	*
Officers and Directors as a Group (three persons)	388,556,922		36.8%

(1) Of these, 201,256,385 shares are beneficially owned by Ora Elharar Soffer. Ora Elharar Soffer, Yaron Pitaro and Ilan Ben-Ishay have the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.

(2) The holder indicated is solely owned and controlled by Ora Elharar Sofer.

(3) Includes 79,925,134 shares of common stock owned directly by Ora Elharar Soffer, 65,851,526 shares of common stock owned through Beezz Home Technologies Ltd. and 201,256,385 shares of common stock owned through Citrine S A L Investment & Holdings Ltd. Includes an additional 27,491,567 shares of common stock issuable upon exercise of vested options and options to vest over the next 60 days.

(4) ) Includes 1,411,104 shares of common stock owned directly and an additional 10,996,627 shares of common stock issuable upon exercise of vested options and options to vest over the next 60 days.

(5) Includes 250,000 shares of common stock owned directly and an additional 1,374,578 shares of common stock issuable upon exercise of vested options and options to vest over the next 60 days.

DISSENTER’S RIGHTS OF APPRAISAL

The Delaware General Corporation law does not provide for dissenter’s rights in connection with the proposed amendment to the Corporation’s Amended and Restated Certificate of Incorporation.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed amendment to the Corporation’s Certificate of Incorporation or in any action covered by the related resolutions adopted by the Board.

FORWARD-LOOKING STATEMENTS

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”. Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: our reliance on certain major clients; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on our labor force; reliance on technology; telephone and internet service dependence; the ability, means, and willingness of financial markets to finance our operations; and other operational, financial or legal risks or uncertainties detailed in our SEC filings from time to time. Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. The Corporation disclaims any intention or obligation to revise any forward-looking statements whether as a result of new expectations, conditions or circumstances, or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

The Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. The Corporation’s SEC filings are also available to the public at the Internet site maintained by the SEC at http://www.sec.gov.

You should rely only on the information contained in, or incorporated by reference as an exhibit to, this Information Statement. The Corporation has not authorized anyone else to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date other than [●], or such earlier date as is expressly set forth herein.

By Order of the Board of Directors,

By:	/s/ Ora Elharar Soffer
Name:	Ora Elharar Soffer
Title:	Chairperson of the Board and Chief Executive Officer

EXHIBIT A

AMENDMENT TO THE AMENDED

CERTIFICATE OF INCORPORATION

OF CITRINE GLOBAL, INC.

Adopted in accordance with the provisions of Section 242

of the General Corporation Law of the State of Delaware

The undersigned, being a duly authorized officer of American Micro Detection Sytems, Inc. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

FIRST: That the Amended and Restated Certificate of Incorporation of the Corporation has been amended as follows by deleting Article IV in its entirety and replacing said Article with the following:

“FOURTH.

4.1 Reverse Stock Split. The issued and outstanding shares of Common Stock as of the date hereof, exclusive of treasury stock, shall be combined in the ratio of 1 share of Common Stock for each ____ shares of Common Stock currently issued and outstanding.

4.2 Number of Shares. The total number of shares of stock which the Corporation shall have authority to issue is 2,000,000,000 shares of Common Stock, par value $.0001 per share (“Common Stock”), and 10,000,000 shares of Preferred Stock, par value $.0001 per share (“Series Preference Stock”).

A statement of the designations and the powers, preferences and rights of such classes of stock and the qualifications, limitations or restrictions thereof, the fixing of which by the Certificate of Incorporation is desired, and the authority of the Board of Directors to fix, by resolution or resolutions, the designations and the powers, preferences and rights of such classes of stock or the qualifications, limitations or restrictions thereof, which are not fixed hereby, are as follows:

Part I. Provisions Applicable to All Series of Series Preference Stock

(a) Shares of Series Preference Stock may be issued from time to time in one or more series. The preferences and relative participating, optional and other special rights of each series and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series already outstanding; the terms of each series shall be as specified in this Part I and in the resolution or resolutions hereinafter referred to; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Series Preference Stock, the designations, preferences and relative participating, optional and other special rights, or the qualifications, limitations or restrictions thereof, of such series, including, but without limiting the generality of the foregoing, the following:

(i) The rate and times at which, and the terms and conditions on which, dividends on the Series Preference Stock of such series shall be paid;

(ii) The right, if any, of holders of Series Preference Stock of such series to convert the same into, or exchange the same for, other classes of stock of the Corporation and the terms and conditions of such conversion or exchange;

(iii) The redemption price or prices and the time at which, and the terms and conditions on which, Series Preference Stock of such series may be redeemed;

(iv) The rights of the holders of Series Preference Stock of such series upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Corporation;

(v) The voting power, if any, of the Series Preference Stock of such series; and

(vi) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Series Preference Stock of such series.

(b) All shares of each series shall be identical in all respects to the other shares of such series. The rights of the Common Stock of the Corporation shall be subject to the preferences and relative participating, optional and other special rights of the Series Preference Stock of each series as fixed herein and from time to time by the Board of Directors as aforesaid.

Part II. Provisions Applicable to Common Stock

(a) After the requirements with respect to preferential dividends upon the Series Preference Stock of all classes and series thereof shall have been met and after the Corporation shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or redemption or purchase account for the benefit of any class or series thereof, then, and not otherwise, the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

(b) After distribution in full of the preferential amounts to be distributed to the holders of all classes and series thereof of Series Preference Stock then outstanding in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

(c) Each holder of Common Stock shall have one vote in respect of each share of such stock held by him.

SECOND: The holders of a majority of the issued and outstanding voting stock of the Corporation have approved the amendment to Article IV by majority written consent in accordance with Section 228 of the DGCL.

THIRD: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FOURTH: The aforesaid amendment shall be effective as of __:00 __.M. Eastern Time on ____________ __, 202_.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this __ day of ______________ 202_.

Citrine Global, Corp.,

By:	/s/ Ora Elharar Soffer
Name:	Ora Elharar Soffer
Title:	Chairperson of the Board and Chief Executive Officer